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                                                                    SUB-ITEM 77K

                  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

              INVESCO VAN KAMPEN DYNAMIC CREDIT OPPORTUNITIES FUND

The Audit Committee of the Board of Trustees of the Trust appointed, and the Board of Trustees ratified and approved, PricewaterhouseCoopers LLP ("PWC") as the independent registered public accounting firm of the Fund for the fiscal year ending July 31, 2010.

Prior to May 31, 2010, the fund was audited by a different independent registered public accounting firm (the "Prior Auditor").

The Board of Trustees selected a new independent auditor for the Fund's current fiscal year in connection with the appointment of Invesco Advisers as investment adviser to the Fund ("New Advisory Agreement").

Effective June 1, 2010, the Prior Auditor resigned as the independent registered public accounting firm of the fund.

The Prior Auditor's report on the financial statements of the fund for the past two years did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the period the Prior Auditor was engaged, there were no disagreements with the Prior Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the Prior Auditor's satisfaction, would have caused it to make reference to that matter in connection with its report.

(Letter dated September 29, 2010 from Deloitte and Touche LLP is attached as Attachment A to this exhibit.)

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                                                                    ATTACHMENT A

September 29, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read item 77K of Invesco Van Kampen Dynamic Credit Opportunities Fund's Form N-SAR dated September 29, 2010, and we agree with the statements made therein.

Yours truly,


/s/ DELOITTE & TOUCHE LLP